Exhibit 3.3

CERTIFICATE OF DESIGNATION OF

Series A PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, SpringBig Holdings, Inc., a Delaware corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation authorizes the issuance of up to 50,000,000 shares of the Corporation’s preferred stock, par value $0.0001 per share (“Preferred Stock”), in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designations., rights, preferences, powers, restrictions, and limitations of the shares of such series;

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences, powers, restrictions, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of Series A Preferred Stock and does hereby in this Certificate of Designation establish and fix the designations, rights, preferences, powers, restrictions, and limitations of such Series A Preferred Stock as follows:

1. Amount. The number of shares constituting Series A Preferred Stock will be 5,000,000 shares, par value $0.0001 per share.

2. No Sinking Fund. No Redemption. The Series A Preferred Stock will not be subject to any sinking fund and will remain outstanding indefinitely unless otherwise converted as provided in Section 9 hereof.  The Corporation will not be required or obligated to redeem, repurchase, or retire any shares of Series A Preferred Stock. The holders of shares of Series A Preferred Stock will have no right to require the Corporation to redeem, repurchase, or retire any such shares.

3. Ranking. The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, pari passu to all classes or series of the Corporation’s stock and to all other equity securities issued by the Corporation.

4. Dividends. The Series A Preferred Stock is entitled to ratably receive dividends with the common stock of the Corporation, par value $0.0001 per share (the “Common Stock”) if, as and when declared from time to time by the Board at its own discretion out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any.

5. Liquidation Preference. Upon dissolution, liquidation or winding-up, the assets legally available for distribution to the stockholders will be distributable ratably among the holders of Common Stock and Series A Preferred Stock, subject to appropriate provision for outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

6. Amendment. No provision in this Certificate of Designation may be amended, waived or modified except by an instrument in writing executed by the Corporation and a majority of the holders of record of the issued and outstanding Series A Preferred Stock as of the date of the amendment, waiver or modification, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder.

7. Voting Rights. On all matters to be voted on by the stockholders of the Corporation, holders of Series A Preferred Stock are entitled to 25 votes per share of Series A Preferred Stock and will vote together with the Common Stock as a single class.

8. No Preemptive Rights. The holders of Series A Preferred Stock will not have any preemptive rights to purchase or subscribe for the Corporation’s Common Stock or any other security.

9. Automatic Conversion. Each share of Series A Preferred Stock will be converted automatically and without further action by the holder into one share of Common Stock at the occurrence of either (i) a sale or transfer of such share of Series A Preferred Stock by the holder, or (ii) in the event that the holder ceases to serve as a director, or be engaged as an employee, of the Company.

10. Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent will be affected by any notice to the contrary.

11. Adjustment. If the Corporation effects a stock dividend, a stock split, or a reverse split of the Series A Preferred Stock, the dividend, conversion, liquidation and redemption rights will be proportionately adjusted.

12. Reissuance of Preferred Stock. In the event, any shares of Series A Preferred Stock are redeemed or otherwise acquired by the Corporation, the shares so redeemed or otherwise acquired will be cancelled and will return to the status of authorized and unissued Preferred Stock of no designated class.